UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 11, 2010
Stanley Furniture Company, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-14938	54-1272589

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1641 Fairystone Park Highway, Stanleytown, Virginia	24168

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (276) 627-2000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 11, 2010, the Company announced the hiring of Micah Goldstein as Chief Operating Officer. Mr. Goldstein plans to begin employment with the Company on August 23, 2010. Mr. Goldstein, 40, served as President and Chief Executive Officer of Bri-Mar Manufacturing, a manufacturer of hydraulic equipment trailers, from January 2006 until August 2010. He was Vice President — Operations and General Manager of Boxboard Products, Inc., a manufacturer and distributor of corrugated packaging, from July 2002 until September 2005. Mr. Goldstein will receive an annual base salary of $260,000 and will receive a $75,000 bonus for 2010. The compensation committee of the Company’s board of directors also anticipates granting Mr. Goldstein stock awards for 75,000 shares of common stock. In addition, Mr. Goldstein will be eligible to participate in the benefit programs which the Company generally makes available to its senior executives.
On August 11, 2010, the Company entered into a Change in Control Protection and Severance Agreement (the “Agreement”) with Mr. Goldstein, effective when he begins employment. During the two years after a change in control (as defined in the Agreement), Mr. Goldstein is entitled to receive severance pay if his employment is terminated other than for cause (as defined in the Agreement) or if he terminates his employment for good reason which generally is defined to exist if:
(i) there is a material reduction in his base salary,
(ii) his authority, duties or responsibilities are materially reduced,
(iii) he is required to report to a corporate officer or employee other than the Chief Executive Officer,
(iv) his place of employment is relocated further than 75 miles from the Company’s offices in High Point, North Carolina, or
(v) any other action or inaction that constitutes a material breach by the Company or a successor of the Agreement.
In the event Mr. Goldstein’s employment is terminated in the circumstances described in the preceding sentence, he is entitled to receive the following severance payments:
(i) two times base salary paid in a lump sum at termination,
(ii) two times the average bonus paid over the last two prior fiscal years paid in a lump sum at termination,
(iii) a pro rata annual bonus for the year of termination, based on the Company’s actual results, payable when the bonus is otherwise payable, and
(iv) vesting in the outstanding stock awards that would have vested in the next two years.
The Agreement will continue in effect until December 31, 2011, subject to automatic extensions for additional one-year terms at the beginning of each year unless either party to the Agreement gives notice on or before October 1 of any year that the Agreement will not be extended.

Under the Agreement, if Mr. Goldstein’s employment is terminated within the first 12 months by the Company other than for cause, or by Mr. Goldstein for good reason as described above, Mr. Goldstein will be entitled to receive the following severance payments:
(i) one times base salary paid in a lump sum at termination;
(ii) a pro rata annual bonus for the year in which termination occurs, based on the Company’s actual results, payable when the bonus is otherwise payable;
(iii) if not previously paid, the $75,000 bonus for 2010, and
(iv) vesting in any outstanding stock awards that would have vested if Mr. Goldstein remained an employee for one year following the date of termination.
Mr. Goldstein has also agreed to a non-competition covenant and a non-solicitation covenant for a period of one year from the date of termination in the event he receives these payments.
If Mr. Goldstein terminates his employment other than for good reason as described above during the first 12 months, he will forfeit the right to receive the $75,000 bonus described above or, if previously paid, will be obligated to repay the bonus to the Company.
The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
On August 11, 2010, the Company also announced that Douglas I. Payne will retire as Executive Vice President — Finance and Administration (Principal Financial Officer) in January 2011.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

10.1	Change in Control Protection Agreement, dated August 11, 2010, by and between Stanley Furniture Company, Inc. and Micah Goldstein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

STANLEY FURNITURE COMPANY, INC.
Date: August 16, 2010	By:	s/ Douglas I. Payne
Douglas I. Payne
Executive Vice President — Finance & Administration